Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-148659 on Form F-4/A, No. 333-144784 on Form F-3 and Registration Statement No. 333-149157 on Form S-8 of our report dated March 31, 2008, relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the International Financial Reporting Standards adopted by the European Union (“EU-IFRS”) required to be applied under the Bank of Spain’s Circular 4/2004 vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”), that the information relating to the nature and effect of such differences is presented in Note 63 to the consolidated financial statements of the Group, that such Note explains that the Group under U.S. GAAP changed its method of recognition of actuarial gains and losses regarding defined benefit plans from deferral method to immediate recognition in 2005), and of our report dated March 31, 2008 relating to the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2007.
/s/DELOITTE, S.L.
Madrid-Spain
March 31, 2008